Exhibit 10.1

January 26, 2005

Dexter Paine
Fox Paine & Company, LLC
950 Tower Lane, Suite 1950
Foster City, CA 94404

Dear Dexter:

        By way of a letter dated May 14, 1999, Fox Paine and Company, LLC ("FPC") entered into an agreement (the "Agreement") with Alaska Communications Systems Holdings, Inc. ("ACSH"). The Agreement provided for ACSH to pay FPC: (1) a one-time transaction closing fee; and (2) an annual management fee equal to 1.0% of ACSH's annual consolidated EBITDA. Under its terms, the Agreement was to be annually renewed automatically unless terminated in writing.

        ACSH and its parent, Alaska Communications Systems Group, Inc., have embarked on a recapitalization plan involving the offering of new equity, entering into a new bank credit facility, and retiring some of its outstanding bonds. In recognition of the value of advising ACSH and its parent in the recapitalization transactions, and for other good and valuable consideration including FPC's willingness to terminate its Agreement with ACSH, ACSH will pay FPC a one-time refinancing fee of $2.7 million plus FPC's transaction-related expenses related to advising ACSH and its parent. In addition, ACSH will continue to reimburse FPC for out-of-pocket expenses related to advising ACSH and its parent in accord with prior practice for so long as FPC continues to hold ten percent or more of voting stock of the company or the parties agree to terminate expense reimbursements by written agreement.

        Accordingly, subject only to the ACSH Board of Directors approval of the FPC refinancing fee of $2.7 million plus FPC's transaction-related expenses, and continuing expense reimbursements as set forth above, FPC hereby terminates its Agreement with ACSH effective midnight, December 31, 2004 and as of such date, the Agreement shall have no further force and effect. Nothing in this letter agreement shall reduce or modify ACSH's obligation to pay the 2004 FPC fee due to be paid in 2005.

        Please confirm that the foregoing is in accordance with your understandings by executing a copy of this agreement in the space provided below.

Very truly yours,

/s/ LIANE PELLETIER

Liane Pelletier
CEO and Chair
Alaska Communications Systems Holdings, Inc.

ACCEPTED AND AGREED AS OF
THE DATE SET FORTH ABOVE:

/s/ DEXTER PAINE Dexter Paine Fox Paine & Company LLC